Exhibit 3.8

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ABRAXAS GROUP, INC.

        Abraxas Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation "), does hereby certify as follows:

          1.     The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware and has been consented to and authorized by the sole stockholder entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

          2.     Article I of the Corporation's Certificate of Incorporation is amended to read as follows:

            "The name of the Corporation is Cornell Abraxas Group, Inc."

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 8th day of April, 1999.

/s/ STEVEN W. LOGAN Steven W. Logan, Chief Financial Officer
Acknowledged by:
/s/ KEVIN KELLY Kevin B. Kelly, Assistant Secretary